AGREEMENT AND CONSENT

February 27, 2012

In accordance with the terms and conditions of that certain Restructuring, Lockup and Plan Support Agreement, dated as of January 25, 2012 (the “Plan Support Agreement”), by and among the parties hereto, (a) the parties hereto hereby consent to the amendment to the Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code, attached as Exhibit A to the Plan Support Agreement, and filed by Ener1, Inc., on January 26, 2012, with the United States Bankruptcy Court for the Southern District of New York (the “Plan”), in accordance with Exhibit A hereto, (b) the parties hereto hereby consent to the amendment to the form of New Notes Loan Agreement (attached as Exhibit B to the Plan Support Agreement, and filed on January 26, 2012, as Schedule 1 to the Plan), in accordance with Exhibit B hereto, (c) the parties hereto hereby acknowledge and agree that the aggregate amount of the Initial Equity Contribution (as such term is defined in the form of Equity Commitment Agreement, attached as Exhibit G to the Plan Support Agreement, and filed on January 26, 2012, as Schedule 4 to the Plan (the “Equity Commitment Agreement”)), shall be $11,300,000, (d) the parties hereto acknowledge and agree that footnote 3 to the Equity Commitment Agreement (Maximum Equity Amount) is hereby replaced in its entirety to read as follows: “$55 million less the principal amount of the DIP borrowings converted into Preferred Stock at confirmation of the plan” and (e) Bzinfin S.A. hereby agrees to reasonably agree to the amendment to Exhibit B to the Equity Commitment Agreement (Consolidated EBITDA and Working Capital Ratio Milestones) to be proposed by Ener1, Inc. (the “Company”) following the date hereof, which amendment shall be prepared by the Company based on the Budget attached as Exhibit J to the New Notes Loan Agreement referred to in clause (b) above.

Except as amended hereby, the Plan Support Agreement is hereby reconfirmed and shall remain in full force and effect without modification.

This Agreement and Consent shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

This Agreement and Consent may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Execution copies of this Agreement and Consent may be delivered by facsimile or electronic mail which shall be deemed to be an original.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Consent to be executed as of the date first written above.

ENER1, INC.

By:	/s/ Alex Sorokin
Name: Alex Sorokin
Title: CEO

2

GSAM

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC

By:	Goldman Sachs Asset Management, L.P.

/s/ Gregg J. Felton
Name: Gregg J. Felton
Title: Authorized Signatory

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.

By:	Goldman Sachs Asset Management, L.P.

/s/ Gregg J. Felton
Name: Gregg J. Felton
Title: Authorized Signatory

WHITEBOX

WHITEBOX CREDIT ARBITRAGE PARTNERS, L.P.

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CLO

PANDORA SELECT PARTNERS, L.P.

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CLO

WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE PARTNERS, L.P.

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CLO

WHITEBOX MULTI STRATEGY PARTNERS, L.P.

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CLO

WHITEBOX SPECIAL OPPORTUNITIES FUND LP, SERIES B

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	CLO

BZINFIN

BZINFIN S.A.

By:	/s/ Patrick T. Billet
Name:	Patrick T. Billet
Title:	Attorney-in-fact

ITOCHU

ITOCHU CORPORATION

By:	/s/ Kiyoshi Fujii
Name:	Kiyoshi Fujii
Title:	General Manager
Industrial Machinery & electronic System Dept.

Exhibit A – Amendment to Plan

UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

In re: ENER1, INC., Debtor.	Chapter 11 Case No.: 12-

MODIFIED PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

REED SMITH LLP • 599 Lexington Avenue • 22nd Floor • New York, NY 10022 • Telephone: (212) 521 5400 • Facsimile: (212) 521 5450
Proposed Counsel for the Debtor

Dated: ~~January 26,~~February 27, 2012

1.38 Exit Funding: The commitment of the Exit Funder to provide financing in an amount of up to $~~81~~86 million less the principal amount outstanding under the DIP Facility as of the Effective Date on the terms set forth in the Equity Commitment Agreement, substantially in the form annexed as Schedule 4 to the Plan, to be entered into as of the Effective Date.

1.39 Exit Funder: Each of Bzinfin S.A. (or its Affiliate), Goldman Sachs Palmetto State Credit Fund, L.P., Liberty Harbor Special Investments, LLC, Whitebox Multi Strategy Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners L.P., Pandora Select Partners, L.P., Whitebox Credit Arbitrage Partners, L.P., and Whitebox Special Opportunities Fund LP, Series B, in each case, in its capacity as a provider of a portion of the Exit Funding, in accordance with the terms of the Equity Commitment Agreement.

1.40 File or Filed: To file, or to have been filed, with the Clerk of the Bankruptcy Court in the Chapter 11 Case.

1.41 Final Decree: A Final Order of the Bankruptcy Court entered pursuant to section 350(a) of the Bankruptcy Code closing the Chapter 11 Case.

1.42 Final Distribution: The final payment made to any holders of Claims in Class 6 (General Unsecured Claims).

1.43 Final Distribution Date: The date upon which the Final Distribution is made.

1.44 Final Order: An order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on its docket, that has not been reversed, stayed, vacated, modified or amended, and as to which (i) the time to appeal, petition for certiorari or move for a stay, reargument, rehearing or a new trial has expired and no appeal, petition for denoted as a percentage rate of interest on a principal sum of money or (ii) a security interest in property), the term “Interest” means “equity security”, as defined in section 101(16) of the Bankruptcy Code, and includes all issued shares of common stock and preferred stock of the Debtor as of the Petition Date, all Warrants, options, or other rights, contractual or otherwise, to acquire any such equity interest in the debtor, or the right to purchase, sell, or subscribe to a share, security, or interest specified in subparagraph (A) or (B) of section 101(16) of the Bankruptcy Code, and any subordinated claim which arises pursuant to section 510(b) of the Bankruptcy Code.

1.50 Lien: Shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

1.51 Line of Credit Agreement: The Line of Credit Agreement dated June 29, 2011, as amended, by and between the Debtor and Bzinfin S.A., that established a line of credit for the Debtor in the aggregate principal amount of $15,000,000, as may be amended or supplemented from time to time, provided, however, that pursuant to the terms of the Subordination Agreement the indebtedness under the Line of Credit Agreement is subordinated to the indebtedness under the Senior Notes Agreement.

1.52 Line of Credit Claims: The Claims arising under the Line of Credit Agreement.

1.53 Line of Credit Claims New Common Stock Amount: $12,081,177.28

1.54 Net Cumulative Cash Outflows: This term shall have the meaning ascribed to it in the New Notes Loan Agreement and be calculated for the period from February 27, 2012 through March 29, 2013.

1.55 ~~1.54~~ New Board of Directors: The board of directors of the Reorganized Debtor on and after the Effective Date.

1.56 ~~1.55~~ New Common Stock: The common stock, par value $0.01 per share, to be issued by the Reorganized Debtor on the Effective Date to the holders of Claims in Classes 3, 4, and 5 pursuant to sections 5.3, 5.4, and 5.5 of this Plan and reserved for issuance upon the conversion of New Preferred Stock into New Common Stock.

1.57 ~~1.56~~ New Directors: The persons identified in the Plan Supplement who will serve as directors of the Reorganized Debtor on and after the Effective Date.

1.58 ~~1.57~~ New Notes: The notes to be issued to the holders of Claims in Class 3, pursuant to the New Notes Loan Agreement and section 5.3 of this Plan.

1.59 ~~1.58~~ New Notes Loan Agreement: The Loan Agreement, substantially in the form annexed as Schedule 1 to this Plan, to be entered into on the Effective Date by and among the Debtor, and as lenders, Goldman Sachs Palmetto State Credit Fund, L.P.; Liberty Harbor Special Investments, LLC; Whitebox Multi Strategy Partners, L.P.; Whitebox Concentrated Convertible Arbitrage Partners L.P.; Pandora Select Partners, L.P.; Whitebox Credit Arbitrage Partners, L.P.; and Whitebox Special Opportunities Fund LP, Series B, as may be amended or supplemented from time to time.

1.60 ~~1.59~~ New Organization Documents: The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Reorganized Debtor, substantially in the form annexed as Schedule 5.

1.61 ~~1.60~~ New Preferred Stock: The Series A Cumulative Convertible Preferred Stock to be issued by the Reorganized Debtor on the Effective Date and thereafter.

Loan Claims are outstanding on the Effective Date, such Claims shall be paid in full (including principal, accrued prepetition and postpetition interest through the date of payment, any adequate protection payments required in connection therewith and all other amounts due under the Bridge Loan Documents) in cash on the Effective Date and upon such payment the Liens granted to the Bridge Lenders pursuant to the Bridge Loan Documents shall terminate and be deemed released.

5.3 Class 3 (Senior Note Claims). Each holder of a Senior Note Claim will receive its pro rata allocation of (i) on the Effective Date (a) Cash in the amount of $~~2,717,708.76,~~1,001,261.12, (b) New Notes with a principal amount equal to (1) 75% of the principal amount of the Senior Notes (plus accrued interest through the Effective Date) minus (2) $8,153,126.28, and (c) a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Senior Note Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount; (ii) on the date that is four months after the Effective Date, Cash in the amount of $2,717,708.76, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash; ~~and~~ (iii) on the date that is eight months after the Effective Date, Cash in the amount of $2,717,708.76, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash~~. The four and eight month~~; and (iv) on the later of the first anniversary of the Effective Date or April 10, 2013, Cash in the amount of $1,716,447.64, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum, to be paid in

Cash; provided, however, that for every dollar that the Net Cumulative Cash Outflows are greater than $25,915,000.00, 85.8 cents will be satisfied in shares of New Preferred Stock up to an aggregate amount of $1,716,447.64, plus accrued interest on such amount, rather than paid in Cash; provided further, however, that if the Net Cumulative Cash Outflows are greater than or equal to $27,915,000.00, then the full amount of the $1,716,447.64 payment, including interest thereon, will be satisfied in shares of New Preferred Stock. To the extent that shares of New Preferred Stock are used to satisfy any portion of the $1,716,447.64 payment, including any interest thereon, such shares shall have an aggregate liquidation preference equal to the portion of the $1,716,447.64 payment, plus any interest thereon, satisfied with shares of New Preferred Stock. Each of the Cash payments set forth above in clauses (ii), (iii), and (~~iii~~iv) shall have the benefit of the collateral and guarantees provided for in the New Notes Loan Agreement and shall be (x) pari passu with the payments with respect to the Convertible Note Claims set forth in sections 5.4 (ii,) (iii), and (~~iii~~iv) below, and (y) senior in right of payment to the principal and interest payments under the New Notes Loan Agreement, on terms set forth in the New Notes Loan Agreement.

5.4 Class 4 (Convertible Note Claims). Each holder of a Convertible Note Claim will receive its pro rata allocation of (i) on the Effective Date (a) Cash in the amount of $~~448,957.91~~165,405.54 and (b) a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Convertible Note Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount, (ii) on the date that is four months after the Effective Date, Cash in the amount of $448,957.91, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash; ~~and~~ (iii) on the date that is eight months after the Effective Date, Cash in the amount of $448,957.91, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash~~. The four and eight month~~; and (iv) on the later of the first anniversary of the Effective Date or April 10, 2013,

Cash in the amount of $283,552.36, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum, to be paid in Cash; provided, however, that for every dollar that the Net Cumulative Cash Outflows are greater than $25,915,000.00, 14.2 cents will be satisfied in shares of New Preferred Stock up to an aggregate amount of $283,552.36, plus accrued interest on such amount, rather than paid in Cash; provided further, however, that if the Net Cumulative Cash Outflows are greater than or equal to $27,915,000.00, then the full amount of the $283,552.36 payment, including interest thereon, will be satisfied in shares of New Preferred Stock. To the extent that shares of New Preferred Stock are used to satisfy any portion of the $283,552.36 payment, including any interest thereon, such shares shall have an aggregate liquidation preference equal to the portion of the $283,552.36 payment, plus any interest thereon, satisfied with shares of New Preferred Stock. Each of the Cash payments set forth above in clauses (ii), (iii), and (~~iii~~iv) shall have the benefit of the collateral and guarantees provided for in the New Notes Loan Agreement and shall be (x) pari passu with the payments with respect to the Senior Note Claims set forth in sections 5.3 (ii,) (iii), and (~~iii~~iv) above, and (y) senior in right of payment to the principal and interest payments under the New Notes Loan Agreement, on terms set forth in the New Notes Loan Agreement.

5.5 Class 5 (Line of Credit Claims). On the Effective Date, each holder of a Line of Credit Claim will receive its pro rata allocation of a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Line of Credit Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount.

5.6 Class 6 (General Unsecured Claims) Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment or has been paid prior to the Effective Date, each Allowed General Unsecured Claim in Class 6 (General

7.2 Issuance of New Notes. On the Effective Date: (i) the Senior Notes shall be canceled and extinguished, and the holders thereof shall not retain any rights thereunder and such instruments shall evidence no rights; and, (ii) the Reorganized Debtor will issue the New Notes pursuant to the New Notes Loan Agreement.

7.3 Issuance of New Common Stock and New Preferred Stock. On the Effective Date: (i) all authorized or issued Interests shall be canceled and extinguished, and the holders thereof shall not retain any rights thereunder and such instruments shall evidence no rights; and, (ii) the Reorganized Debtor will issue the New Common Stock and the New Preferred Stock other than the New Preferred Stock that is to be issued at a later date pursuant to the Plan and the Equity Commitment Agreement. Upon the issuance of the New Common Stock and the New Preferred Stock, each holder of a Claim who accepts delivery of such shares of New Common Stock and New Preferred Stock provided for in this Plan, will be deemed to have consented and agreed to the terms of, and will thereby be deemed to have become a party to, the Stockholders Agreement and the Registration Rights Agreement regardless of whether such party actually executes the Stockholders Agreement or the Registration Rights Agreement. An aggregate of 10,000,000 shares of New Common Stock will be (x) issued on the Effective Date to holders of Senior Note Claims, Convertible Note Claims, and Line of Credit Claims under the Plan and (y) reserved for issuance upon the conversion of the New Preferred Stock issued and outstanding as of the Effective Date (in an amount equal to the Total New Preferred Stock Amount) into New Common Stock. The conversion price for the New Preferred Stock shall be the Total New Common Stock Calculation Amount divided by 10,000,000.

7.4 No Fractional Shares. No fractional shares of New Common Stock or New Preferred Stock shall be distributed pursuant to the Plan. When any distribution on account other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan. Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan.

14.18 Expedited Tax Determination. The Reorganized Debtor may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtor for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

14.19 Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment. To the extent that one or more official committees are appointed in the Chapter 11 Case, such committees shall be dissolved on the Effective Date and the retention or employment of any advisors or professionals retained by the committees, including, without limitation, accountants, attorneys and financial advisors will terminate. After the Effective Date, the Reorganized Date Debtor shall no longer be responsible for paying any fees and expenses incurred by the members of any advisors or professionals retained by any such committees.

14.20 Fees and Expenses of Plan Support Parties. On the Effective Date, the Debtor shall pay all fees and expenses of the Plan Support Parties in accordance with the terms of the Plan Support Agreement.

Dated: ~~January 26,~~February 27, 2012	Respectfully submitted,
Ener1, Inc., a Florida corporation By: _s/ Alex Sorokin____________________

Exhibit B – Amendment to Form of New Notes Loan Agreement

~~WEIL DRAFT~~

~~01/25/12~~

LOAN AGREEMENT

dated as of [__________ ___], 2012

among

ENER1, INC.,

as Borrower

CERTAIN SUBSIDIARIES OF ENER1, INC.,

as Guarantors

VARIOUS LENDERS,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

________________________________________________________

$[_____________] Term Loan

________________________________________________________

APPENDICES:	A	Term Loans
	B	Notice Addresses
SCHEDULES:	3.1(i)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.11	Real Estate Assets
	4.14	Material Contracts
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions
EXHIBITS:	A	Note
	B	Assignment Agreement
	C	Closing Date Certificate
	D	Counterpart Agreement
	E	Certificate of Non-Bank Status
	F	Collateral Agreement
	G	Landlord Personal Property Collateral Access Agreement
	H	Intercompany Note
	I	Fixed Charge Coverage Ratio Certificate
	J	Borrower’s Cash Flow Through Q1 2013

v

“Borrower” as defined in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Bzinfin” means Bzinfin S.A.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means (a) the consummation of a merger or consolidation of Borrower with or into another entity (except a merger or consolidation in which the holders of Borrower’s outstanding Stock immediately prior to such merger or consolidation continue to Beneficially Own immediately thereafter at least 50% of the voting power of Stock or the capital stock, or equivalent equity interests, of the surviving or acquiring entity (or its parent entity if the surviving entity is wholly owned by the parent entity), (b) a sale, lease or other disposition of all or substantially all of the assets of Borrower and its Subsidiaries on a consolidated basis (including securities of Borrower’s directly or indirectly owned subsidiaries), other than a sale, lease or other disposition to an Affiliate of the Borrower or to Bzinfin or its Affiliates, (c) such time that Bzinfin, together with its Affiliates, including any Permitted Transferee as a result of a Permitted Transfer under clauses (b), (c) or (e) of the definition thereof, cease to possess the power to elect a majority of the members of the Board of Directors of Borrower or (d) such time that Bzinfin and its Affiliates, including any Permitted Transferee as a result of a Permitted Transfer under clauses (b), (c) or (e) of the definition thereof, shall cease to Beneficially Own, in the aggregate, at least 35% of the outstanding shares of the Stock on an as converted basis into New Common Stock.

4

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deferred Amount” means the amount equal to (a) $3,000,000 if on the Amortization Date that is the later of: (i) the first anniversary of the Closing Date and (ii) April 10, 2013, the Net Cumulative Cash Outflows from February 27, 2012 through March 29, 2013 are equal to or exceed $25,915,000 and (b) the difference between $25,915,000 and the Net Cumulative Cash Outflows from February 27, 2012 through March 29, 2013 (not to exceed $3,000,000) if on the Amortization Date that is the later of: (i) the first anniversary of the Closing Date and (ii) April 10, 2013, the Net Cumulative Cash Outflows from February 27, 2012 through March 29, 2013 is less than $25,915,000. For purposes of Section 2.7(a) hereof, the Deferred Amount shall be deemed to include accrued interest thereon to the extent as and when the Deferred Amount is paid in shares of New Preferred Stock in accordance with the provisos in such Section 2.7(a).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” has the meaning assigned to that term in the Plan.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided, no Credit Party or any Subsidiary of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates.

7

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Material Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (not payable to any Affiliate of Borrower) incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and any taxes that may be withheld as a result of repatriation of such Cash payments to Borrower (including in connection with distributions to any Subsidiary), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question (or, in the case of Asset Sales by Ener1 Korea, to the extent required by the terms of unsecured Indebtedness of Ener1 Korea; provided that the terms requiring such repayment are substantially similar to the terms of existing Indebtedness of Ener1 Korea on the date hereof) and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Material Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds; provided, further, that payments received with respect to any Asset Sale consummated by a Material Subsidiary which is a joint venture or strategic alliance shall not constitute Net Asset Sale Proceeds to the extent that the applicable joint venture or strategic alliance agreement restricts the distribution of such proceeds to the parties thereto.

“Net Cumulative Cash Outflows” means an aggregate amount of all cash outflows net of all cash inflows of Borrower and its Subsidiaries calculated substantially as set forth in Exhibit J attached hereto for illustrative purposes only.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Borrower or any of its Material Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its material Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs (not payable to any Affiliate of Borrower) incurred by Borrower or any of its material Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Material Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness were to be terminated as of that date), and

15

 “Secured Parties” means (i) each Agent, (ii) each Lender, (iii) solely with respect to the Holders Plan Payments, each Holder, and (iv) solely with respect to the Itochu Plan Payments, Itochu.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No.5).

“Specified Amount ” as defined in Section 2.7(a).

“Sponsor” means Bzinfin S.A.

“Stock” means all issued and outstanding shares of New Common Stock and New Preferred Stock, together with all other shares of capital stock of Borrower of any class or series which may after the Effective Date be issued.

“Subordinated Indebtedness” as defined in Section 6.1(o).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date, by and among the Borrower and the shareholders of the Company party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining

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such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

2.4 Interest on Term Loans.

(a)                Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at the rate that is 7.00% per annum; provided that (i) commencing on the Interest Payment Date occurring on the last Business Day of the Fiscal Quarter ending March 31, 2013, in the event that, as of any Interest Payment Date, the Fixed Charge Coverage Ratio for the four Fiscal Quarter period most recently ended prior to such Interest Payment Date (as demonstrated in the Fixed Charge Coverage Ratio Certificate delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) at least three Business Days in advance of the applicable Interest payment Date) equals or exceeds 1.75:1, accrued interest on the Term Loans as of such Interest Payment Date shall be paid in cash and (ii) in the event that the requirements of clause (i) above are not satisfied at such Interest Payment Date, and in any event prior to March 31, 2013, the accrued interest on the Term Loans at such Interest Payment Date shall be capitalized with and added to the principal amount of the Term Loans for all purposes of this Agreement (such capitalized interest, “PIK Interest”), it being understood that the amount of PIK Interest as of any date shall include all PIK Interest capitalized prior to or on such date.

(b)               Interest payable or capitalized (as applicable) pursuant to Section 2.4(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the Closing Date or the last Interest Payment Date shall be included, and the date of payment of such Term Loan shall be excluded.

(c)                Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable or capitalized (as applicable), in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Term Loans, including final maturity of the Term Loans.

2.5 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1, the principal amount of all Loans outstanding shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.5 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.6 Fees. Borrower agrees to pay to Agents pursuant to the Agent Fee Letter fees in the amounts and at the times described in the letter dated as of January 13, 2012 from Wilmington to Weil, Gotshal & Manges, LLP, as counsel for the GS Funds and delivered to Borrower1.

2.7 Scheduled Payments.

 1 Agent Fee Letter shall be executed at closing.

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(a)                Scheduled Installments. The principal amounts of the Term Loans shall be repaid in consecutive installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on each date set forth below (the “Amortization Date”):

Amortization Date	Term Loan Installments
~~First~~The later of: (i) the first anniversary of the Closing Date and (ii) April 10, 2013	$5,000,000 minus the Deferred Amount to be applied to the principal amount of the Term Loans (excluding PIK Interest) outstanding on the first anniversary of the Closing Date
~~Second~~The later of: (i) the second anniversary of the Closing Date and (ii) April 10, 2014	$5,000,000 plus the Deferred Amount to be applied to the principal amount of the Term Loans (excluding PIK Interest) outstanding on the second anniversary of the Closing Date
Third anniversary of the Closing Date	25% of the principal amount of the Term Loans (excluding PIK Interest) outstanding on the third anniversary of the Closing Date
Fourth anniversary of the Closing Date

25% of the principal amount of the Term Loans (excluding PIK Interest) outstanding on the third anniversary of the Closing Date plus ⅓ of the PIK Interest on and as of the fourth anniversary of the Closing Date

Fifth anniversary of the Closing Date

25% of the principal amount of the Term Loans (excluding PIK Interest) outstanding on the third anniversary of the Closing Date plus ⅓ of the PIK Interest on and as of the fourth anniversary of the Closing Date

Maturity Date	Remainder

; provided, however, that so long as any Holders Plan Payment or Itochu Plan Payment remains outstanding, Borrower shall not pay any amounts to Lenders hereunder (although any such amounts owing to Lenders shall remain due), including without limitation any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.8, 2.9 or 2.10 and any amendments, modifications or waivers of this proviso shall be subject to Section 10.5(c); and provided further that (a) if on the Amortization Date that is the later of: (i) the second anniversary of the Closing Date and (ii) April 10, 2014, the Net Cumulative Cash Outflows from April 1, 2013 through March 31, 2014 are equal to or exceed $[__]2 (the “Specified Amount”), the full Deferred Amount will be paid in shares of New Preferred Stock and (b) if on the Amortization Date that is the later of: (i) the second anniversary of the

2 Such amount to be reasonably agreed upon by Lenders, Bzinfin and Borrower based on Borrower’s revised Projections to be substantially in the form of Exhibit J and to be delivered prior to the Effective Date.

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Closing Date and (ii) April 10, 2014, the Net Cumulative Cash Outflows from April 1, 2013 through March 31, 2014 are less than the Specified Amount, the portion of the Deferred Amount equal to the difference between the Specified Amount and such Net Cumulative Cash Outflows (not to exceed $3,000,000) shall be paid in Cash and the balance of the Deferred Amount (if any) will be paid in shares of New Preferred Stock. To the extent that shares of New Preferred Stock are used to satisfy any portion of the Deferred Amount, such shares shall have an aggregate liquidation preference equal to the portion of the Deferred Amount satisfied with shares of New Preferred Stock.

Subject to the foregoing proviso, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.8, 2.9 and 2.10, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

(b)               AHYDO Payment. On the last day of each accrual period (as defined in Section 1272(a)(5) of the Internal Revenue Code) occurring after the fifth anniversary of the Closing Date, Borrower shall in addition pay the minimum amount necessary, if any, to ensure that the Term Loans do not constitute “applicable high yield discount obligations” within the meaning of Section 163(i) of the Internal Revenue Code.

1.2         Voluntary Prepayments.

(a)                Voluntary Prepayments. Any time and from time to time Borrower may prepay any Term Loans on any Business Day in whole or in part without premium or penalty, in an aggregate minimum amount of $1,000,000 and integral multiples of $50,000 in excess of that amount.

(b)               Notice of Prepayment. All such prepayments shall be made upon not less than three Business Day’s prior written or telephonic notice given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as set forth in Section 2.10.

1.3         Mandatory Prepayments.

(a)                Asset Sales. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.10 in an aggregate amount equal to 50% of such Net Asset Sale Proceeds.

(b)               Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall hold such Net Insurance/Condemnation Proceeds in an escrow account and if such proceeds may be used by Borrower in accordance with clause (ii) below, but are not so used by Borrower in accordance therewith, then such Net Insurance/Condemnation Proceeds shall be used to prepay the Term Loans as set forth in Section 2.10 in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $2,000,000, Borrower shall have the option, directly or through one or more of its Material Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred

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Cash Flow Forecast

Cash Flow Forecast through Q1 2013

Prepared as of 2-25-12

	Hearing		Effective
Week ending	3/2/2012	3/9/2012	Date	3/16/2012	3/23/2012	3/30/2012	4/6/2012	4/13/2012	4/20/2012	4/27/2012	5/4/2012	5/11/2012	5/18/2012	5/25/2012

Inflows: Receipts	5,000	88	0	488	228	643	788	2,112	1,078	873	1,179	389	389	1,137

Outflows:
Payroll	(869)	(24)		(1,069)	0	(1,421)	0	(2,216)	0	(832)	0	(835)	(206)	(130)
Vendor payments	(1,970)	(1,383)	0	(1,165)	(565)	(384)	(2,802)	(367)	(420)	(449)	(648)	(1,391)	(364)	(72)
Utilities	(30)	(30)		(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)	(30)
Professional Fees and Contracts			(775)							(50)				(50)
Real Estate Leases		(156)					(156)				(148)
WanXiang interest payments
Transfers to Other subsidiaries	(167)	(90)	0	(214)	(90)	(394)	(115)	(234)	(128)	(198)	(75)	(75)	(75)	(75)
Total outflows	(3,036)	(1,683)	(775)	(2,478)	(685)	(2,229)	(3,103)	(2,847)	(578)	(1,559)	(901)	(2,331)	(675)	(357)
Net inflow/(outflow)	1,964	(1,596)	(775)	(1,990)	(457)	(1,586)	(2,315)	(735)	500	(686)	278	(1,942)	(286)	780

Week ending	6/1/2012	6/8/2012	6/15/2012	6/22/2012	6/29/2012	July-12	August-12	September-12	October-12	November-12	December-12	January-13	February-13	March-13
Inflows: Receipts	1,093	303	1,111	1,298	303	5,203	2,641	3,256	3,076	4,253	6,610	5,271	4,799	4,013

Outflows:
Payroll	(702)	(130)	(848)	(130)	(702)	(2,350)	(1,944)	(1,772)	(1,772)	(1,742)	(1,742)	(1,742)	(1,742)	(1,742)
Vendor payments	(422)	(1,505)	(522)	(944)	(857)	(2,543)	(4,365)	(4,198)	(3,126)	(3,285)	(3,687)	(4,397)	(2,551)	(3,307)
Utilities	(30)	(30)	(30)	(30)	(30)	(120)	(110)	(110)	(110)	(110)	(110)	(110)	(110)	(110)
Professional Fees and Contracts				(100)	(50)	(50)	(50)	(50)	(125)	(75)	(150)	(50)	(50)	(50)
Real Estate Leases	(148)				(148)	(148)	(136)	(136)	(136)	(136)	(136)	(136)	(136)	(136)
WanXiang interest payments			(450)					(450)			(450)			(450)
Transfers to Other subsidiaries	(75)	(75)	(75)	(75)	(75)	(300)	(375)	(300)	(300)	(375)	(225)	0	0	0
Total outflows	(1,377)	(1,740)	(1,925)	(1,279)	(1,862)	(5,511)	(6,980)	(7,016)	(5,569)	(5,723)	(6,500)	(6,435)	(4,589)	(5,795)
Net inflow/(outflow)	(283)	(1,437)	(814)	20	(1,559)	(308)	(4,339)	(3,761)	(2,493)	(1,470)	110	(1,164)	210	(1,782)